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                                                           EXHIBIT 99.B1d

                                                         Filed December 28, 1990

                           DREMAN MUTUAL GROUP, INC.

                     ARTICLES SUPPLEMENTARY TO THE CHARTER


         DREMAN MUTUAL GROUP, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Section 2-208 of the Maryland General Corporation Law that:

         FIRST: The allocation of shares of each of its three existing Portfolios is as follows: The Dreman Contrarian Portfolio, one hundred million (100,000,000) shares of common stock (par value $.01 per share); The Dreman High Return Portfolio, one hundred million (100,000,000) shares of common stock (par value $.01 per share); The Dreman Cash Portfolio, one hundred million (100,000,000) shares of common stock (par value $.01 per share); The Dreman Bond Portfolio, one hundred million (100,000,000) shares of common stock (par value $.01 per share). The Board of Directors of the Corporation at a meeting duly convened and held on December 7, 1990, adopted resolutions declassifying the one hundred million (100,000,000) shares that are currently classified as and allocated to The Dreman Cash Portfolio and restoring them to the status of authorized but unissued and unclassified shares of the Corporation at the time that there are no shares of the Cash Portfolio issued and outstanding.

         SECOND: A description of the shares that have been previously classified by the Board of Directors, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

         The holders of shares of each class of the Corporation so classified and allocated shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock then standing in his or her name on the books of the Corporation. All shares of the Corporation then issued and outstanding and entitled to vote, irrespective of class, shall be voted in the aggregate and not by class, except: (1) when otherwise expressly provided by the Maryland General Corporation Law; (2) when required by the Investment Company Act of 1940, as amended, shares shall be voted by class; and
(3) when a matter to be voted upon does not affect any interest of a particular class then only shareholders of the affected class or classes shall be entitled to vote thereon.

         Each of The Dreman Contrarian Portfolio shares, The Dreman High Return Portfolio shares, and The Dreman Bond Portfolio shares and classes of stock of the Corporation shall have, respectively, the following preferences and special rights, restrictions, and limitations:

                 (1) All consideration received by the Corporation for the issue or sale of stock of such classes, together with all income, earnings, profits, and proceeds thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form
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         the same may be, shall irrevocably belong to such class of shares of stock, subject only to the rights of creditors.

                 (2) Dividends or distributions on shares of each such class of stock and redemptions of such class of stock shall be paid only out of earnings, surplus, or other lawfully available assets belonging to such class.

                 (3) The Corporation may deduct from the proceeds of redemption of shares of each such class of stock the cost incurred in liquidating investment securities to pay redemptions in cash as set forth in the Bylaws.

                 (4) In the event of the liquidation or dissolution of the Corporation, holders of each such class of stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to shareholders, but other than general assets not belonging to any particular class of stock, the assets belonging to such class; and the assets so distributable to such shareholders shall be distributed among such shareholders in proportion to the asset value of such shares. In addition, such holders shall be entitled to receive their proportionate share of assets of the Corporation which do not belong solely to any particular class of shares of stock, as determined by the Board of Directors; and

                 (5) The assets belonging to each such class of stock shall be charged with the liabilities in respect to such class, and shall also be charged with their share of the general liabilities of the Corporation as determined by the Board of Directors, such determination shall be conclusive for all purposes.

         THIRD: The shares aforesaid have been duly declassified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

         IN WITNESS WHEREOF, DREMAN MUTUAL GROUP, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on December 27, 1990.

                                                 DREMAN MUTUAL GROUP, INC.

                                                 By:  /s/Wayne D. Thornbrough
                                                      ------------------------
                                                      Wayne D. Thornbrough
                                                      President
Attest:

/s/Thomas A. Famigletti
--------------------------
Thomas A. Famigletti
Secretary





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         THE UNDERSIGNED, President of DREMAN MUTUAL GROUP, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter of which the certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                              /s/Wayne D. Thornbrough
                                             ----------------------------------
                                              Wayne D. Thornbrough
                                              President





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